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                                                                    EXHIBIT 99.1

Fleming to Present C&S Agreement to Bankruptcy Court at August 4 Hearing

DALLAS, July 30 /PRNewswire-FirstCall/ -- Fleming Companies, Inc. today announced that the company has received no qualifying bids to compete with the offer submitted by C&S Wholesale Grocery to acquire Fleming's wholesale grocery business. As a result, no auction will be held. The company will seek approval of the C&S asset purchase agreement by the U.S. Bankruptcy Court in Delaware during the hearing scheduled for August 4, 2003.

About Fleming

Fleming (OTC Pink Sheets: FLMIQ) is a supplier of consumer package goods to independent supermarkets, convenience-oriented retailers and other retail formats around the country. To learn more about Fleming, visit the company's Web site at www.fleming.com.

Fleming and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. Fleming's court filings are available via the court's website, at www.deb.uscourts.gov.

Forward-Looking Statement

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the closing of the sale of the wholesale assets to C&S Wholesale Grocery, which is contingent upon closing conditions, regulatory approvals and resolution of monetary cure claims; the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; court approval of the company's motions prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain or maintain trade credit, and shipments and terms with vendors and service providers for current orders; the company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to retain and compensate key executives and associates; the ability of the company to retain customers; and changes in general economic conditions. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

CONTACT:  SHANE BOYD 972.906.2125

SOURCE:  Fleming